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    GENESISINTERMEDIA TO SELL CAR RENTAL DIRECT SUBSIDIARY TO PUBLICALY HELD

                                 MAII HOLDINGS

Updated: Wednesday, August 22, 2001 06:14 PM ET


LOS ANGELES--(BUSINESS WIRE)--Aug. 17, 2001--GenesisIntermedia, Inc. (NASDAQ:GENI, news, msgs) (Frankfurt:GIA) and MAII Holdings, Inc. (MAII) today announced that they have entered into a definitive agreement under which Car Rental Direct.com, Inc., a wholly owned subsidiary of GENI ("CRD"), will be purchased by a wholly-owned subsidiary of MAII Holdings.


The closing is subject to the receipt of a Fairness Opinion from MAII's financial advisors. Upon completion, GENI will receive approximately $11.6 million cash. Separately, GENI has entered into agreements to acquire an aggregate 2,812,483 of MAII's common shares outstanding for $4 a share, following completion of the merger and certain other conditions. In addition, GENI intends to purchase additional shares in the open market. Following the merger and shareholder approval, the newly combined entity will be renamed Car Rental Direct, Inc.


"We are very excited about this acquisition," said Chris Tyler, Chairman and Chief Executive Officer of MAII. "We have been working hard for the past four months to get acquainted with this business and I believe we have agreed on a transaction that makes a lot of sense for both sets of shareholders. As a result of this transaction, we end up with a high-quality, high-growth operating company and an attractive balance sheet, which provides a formula for potential significant share price appreciation in both the near and long term."


"We've accomplished what we initially set out to do with Car Rental Direct. We purchased CRD early in its lifecycle and developed it into a company that stands ready to make its imprint on the replacement segment of the car rental market," stated Ramy El-Batrawi, Chairman and Chief Executive Officer of GenesisIntermedia, Inc. "With CRD operating on its own, it will not place further cash requirements on GenesisIntermedia. With its revenue growth of 130% in the second quarter of this year over the prior year's second quarter, we anticipate its revenues will grow by another 100% over the next twelve months and for it to achieve profitability by year end."


GenesisIntermedia Tightens Focus on Expanding its Direct Marketing Platform and Related Acquisition Strategy


GenesisIntermedia will more tightly focus its strategy on execution of its businesses that leverage the Company's core competencies in marketing, media and consumer products. In addition, GenesisIntermedia's strategy calls for additional acquisitions expanding its marketing platform serving assets that can be deployed to sell a wider variety of consumer products through channels that include television, the Internet, CENTERLINQ(TM), and other broadcast and print media.


The Company's acquisition activity will be concentrated primarily on companies that are either marketing or media related in nature, or on companies in other industries that have significant marketing and knowledge-based assets, such as data mining and market research. Acquisition candidates that would be attractive to the Company would also have broad product lines that can be significantly leveraged across GENI's marketing platform.


With an acquisition strategy that could be described as aggressive, GenesisIntermedia is eager to further fortify its already strong foundation of marketing competencies.


"This is the perfect time to bolster our core asset base by acquiring additional businesses with significant marketing and media assets, as we have secured committed financing specifically to



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capitalize upon acquisition opportunities," continued El-Batrawi. "Our strengths have been, and will continue to be, in the marketing and media space and in the movement of a variety of consumer goods and services by utilizing our acumen in promotion and sales. We are contemplating a number of acquisition opportunities at this time which will strengthen our marketing core, enhance our CRM abilities and deliver increased value to shareholders."


Car Rental Direct's Evolution Brings New Opportunities


"As a result of this transaction," added El-Batrawi, "Car Rental Direct will be adequately capitalized to execute its growth strategy of acquiring competing car rental agencies, pay down existing debt, build outward from its geographic base and become a leader in rental vehicles for the replacement and suburban markets."


Through the transactions and subsequent name change, El-Batrawi will become Chairman and Chris Tyler will remain Chief Executive Officer of the company.


"The existing CRD management, as well as the GenesisIntermedia management and I, have a shared vision for building CRD into a leadership position," said Chris Tyler. "This merger benefits from our combined areas of expertise in management, finance and marketing. I believe that my fellow MAII shareholders will agree with me that this transaction potentially represents a significant return on investment, as CRD is a fast growing company with vast potential to build value."


CRD has more than doubled its locations since being acquired by GenesisIntermedia in April 2000, and now operates in three states. Earlier this year, CRD extended its brand into the retail auto sales sector, and completed the development of its Virtual Insurance Claims Center, which enables insurance claims adjusters to streamline and, ultimately, reduce costs associated with automotive repairs by providing up-to-the-minute tracking for repairs on claimants' vehicles. CRD's expansion plan calls for the purchase of independent car rental companies, and rolls up such companies' existing customer bases and fleets into their operations. CRD has maintained a healthy fleet utilization rate throughout its operating history. CRD reported revenues for the three months ended June 30, 2001 of $2,436,000, an increase of 130% over revenues of $1,060,000 for the three months ended June 30, 2000.


About GenesisIntermedia, Inc.


GenesisIntermedia, Inc., a member of the Russell 2000(R) index, is involved in several business lines revolving around the marketing and advertising of consumer goods and services. The Company's main business lines are (a) direct sales and marketing of consumer products, (b) interactive advertising and data mining in retail malls under the Centerlinq brand, and (c) car rentals for the replacement market under the Car Rental Direct brand. The Company strives to create a portfolio of complementary business activities that build on the Company's traditional strengths in marketing consumer goods and services. GenesisIntermedia markets through several channels including television, print, telemarketing and retail outlets.


Genesis' Centerlinq subsidiary was recently rewarded Microsoft Corp's (NASDAQ:MSFT, news, msgs) Retail Application Developer (RAD) award for "Best Retail Headquarters Application" in the category of Core Retail Marketing. It is Centerlinq's third RAD award within four years.


The Private Securities Litigation reform act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this news release (as well as information included in oral statements or other written statements made or to be made by GenesisIntermedia, Inc.) contains statements and other matters that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the




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future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements made by GenesisIntermedia, Inc. For a description of additional risks and uncertainties, refer to the GenesisIntermedia, Inc. filings with the Securities and Exchange Commission, including GenesisIntermedia, Inc.'s Form 10-k.



    CONTACT:   GenesisIntermedia, Inc.
               Robert Bleckman, 818/902-4397
               robertb@genesisintermedia.com